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Exhibit 21

Subsidiaries of Western Gas Resources, Inc.

Name of Subsidiary		Relationship
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1)	MIGC, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.
2)	MGTC, Inc.	Wholly owned subsidiary of MIGC, Inc.
3)	Western Gas Resources—Texas, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.
4)	Mountain Gas Resources, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.
5)	Western Power Services, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.
6)	WGR Canada, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.
7)	Lance Oil & Gas Company, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.
8)	Mountain Gas Transportation, Inc.	Wholly owned subsidiary of Mountain Gas Resources, Inc.
9)	Western Gas Wyoming, L.L.C.	Wholly owned subsidiary of Western Gas Resources, Inc.
10)	Western Gas Resources—Westana, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.
11)	Western Gas Resources—Oklahoma, Inc.	Wholly owned subsidiary of Western Gas Resources, Inc.

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  Exhibit 21